Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of March 17, 2022

by and among

Vickers Vantage Corp. I,

Vantage Merger Sub Inc.,

and

Scilex Holding Company

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2
ARTICLE II DOMESTICATION	15
2.1 Domestication	15
ARTICLE III MERGER	16
3.1 Merger	16
3.2 Closing; Effective Time	16
3.3 Directors and Officers	16
3.4 Effect of the Merger	16
3.5 Certificate of Incorporation and Bylaws of the Surviving Corporation	17
3.6 Section 368 Reorganization	17
ARTICLE IV CONSIDERATION	17
4.1 Conversion of Shares	17
4.2 Treatment of Company Options	19
4.3 Payment of Merger Consideration	19
4.4 Appraisal Rights	20
4.5 Closing Statement; Settlement of Transaction Expenses	20
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY	21
5.1 Corporate Existence and Power	21
5.2 Corporate Authorization	21
5.3 Governmental Authorization	22
5.4 Non-Contravention; Consents	22
5.5 Capital Structure	22
5.6 Organizational Documents	23
5.7 Assumed Names	23
5.8 Subsidiaries	23
5.9 Financial Statements	24
5.10 Absence of Certain Changes	25
5.11 Properties; Title to the Company’s Assets	25
5.12 Litigation	25
5.13 Contracts	26
5.14 Licenses and Permits	28
5.15 Compliance with Laws	28
5.16 Intellectual Property	28
5.17 Customers and Suppliers	31
5.18 Employees; Employee Benefits	31
5.19 Employment Matters	33
5.20 Withholding	34
5.21 Real Property	34
5.22 Tax Matters	35
5.23 Environmental Laws	36
5.24 Finders’ Fees	36
5.25 Directors and Officers	36

i

TABLE OF CONTENTS continued

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5.26 Certain Business Practices	36
5.27 International Trade Matters; Anti-Bribery Compliance	37
5.29 Compliance with Health Care Laws and Certain Contracts	38
5.30 Insurance	40
5.31 Related Party Transactions	41
5.32 Privacy and Data Security	41
5.33 No Additional Representations or Warranties	42
5.34 Exclusivity of Representations and Warranties	42
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES	43
6.1 Corporate Existence and Power	43
6.2 Corporate Authorization	43
6.3 Governmental Authorization	44
6.4 Non-Contravention	44
6.5 Finders’ Fees	44
6.6 Issuance of Shares	44
6.7 Capitalization	45
6.8 Information Supplied	46
6.9 Trust Fund	46
6.10 Listing	47
6.11 Reporting Company	47
6.12 No Market Manipulation	47
6.13 Board Approval	47
6.14 Parent SEC Documents and Financial Statements	47
6.15 Absence of Changes	49
6.16 Litigation	50
6.17 Compliance with Laws	50
6.18 Money Laundering Laws	50
6.19 OFAC	50
6.20 Not an Investment Company	50
6.21 Tax Matters	51
6.22 Contracts	52
6.23 Investigation	52
6.24 Exclusivity of Representations and Warranties	52
ARTICLE VII COVENANTS	53
7.1 Conduct of the Business of the Company	53
7.2 Conduct of the Business of the Parent Parties	54
7.3 Alternative Transactions	55
7.4 Access to Information	56
7.5 Notice of Certain Events	56
7.6 SEC Filings	56
7.7 Financial Information	58
7.8 Annual and Interim Financial Statements	58
7.9 Company Review	58
7.10 Nasdaq Listing	59
7.11 Section 16 Matters	59

TABLE OF CONTENTS continued

Page

7.12 Trust Account	59
7.13 Directors’ and Officers’ Indemnification and Insurance	59
7.14 Registration Rights	60
7.15 “Blank-Check Company”	60
7.16 Certain Consents	60
7.17 Reasonable Best Efforts; Support of Transaction	60
7.18 HSR Act; Other Filings	61
7.19 Tax Matters	61
7.20 Compliance with SPAC Agreements	62
7.21 Company Stockholder Approval	62
7.22 Parent Special Meeting; Form S-4	63
7.23 Confidentiality	65
7.24 Equity Incentive Plan and ESPP	66
7.25 Certain Compensation Arrangements	66
7.26 Extension Proposal	66
7.27 Interim Financing	66
ARTICLE VIII CONDITIONS TO CLOSING	67
8.1 Condition to the Obligations of the Parties	67
8.2 Conditions to Obligations of the Parent Parties	67
8.3 Conditions to Obligations of the Company	68
ARTICLE IX TERMINATION	69
9.1 Termination	69
9.2 Effect of Termination	70
ARTICLE X MISCELLANEOUS	71
10.1 Notices	71
10.2 Amendments; No Waivers; Remedies	72
10.3 Nonsurvival of Representations	72
10.4 Arm’s Length Bargaining; No Presumption Against Drafter	72
10.5 Publicity	72
10.6 Expenses	72
10.7 No Assignment or Delegation	73
10.8 Governing Law	73
10.9 Counterparts; Facsimile Signatures	73
10.10 Entire Agreement	73
10.11 Severability	73
10.12 Construction of Certain Terms and References; Captions	73
10.13 Further Assurances	74
10.14 Third Party Beneficiaries	74
10.15 Waiver	74
10.16 Non-Recourse	74
10.17 Jurisdiction	75
10.18 Waiver of Jury Trial; Exemplary Damages	75
10.19 Company and Parent Disclosure Schedules	76
10.20 Conflicts and Privilege	76

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LIST OF EXHIBITS

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Form of Bylaws
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of ESPP
Exhibit E	Form of Parent Incentive Plan

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 17, 2022 (the “Signing Date”), is made and entered into by and among Vickers Vantage Corp. I, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing, “Parent”), Vantage Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and Scilex Holding Company, a Delaware corporation (the “Company”).

W I T N E S E T H :

WHEREAS, the Company is a subsidiary of Sorrento Therapeutics, Inc. (“Sorrento”), which is a publicly owned company listed on Nasdaq and is in the business of the development and commercialization of non-opioid pain management products (the “Business”);

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, prior to the Effective Time and subject to the conditions of this Agreement, Parent shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws in the forms attached as Exhibit A and Exhibit B, respectively, with such changes as may be agreed in writing by Parent and the Company (such certificate of incorporation, the “Parent Certificate of Incorporation,” and such bylaws, the “Parent Bylaws”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each Sponsor has executed and delivered to the Company a support agreement (the “Sponsor Support Agreement”) pursuant to which each such Sponsor and certain directors and officers of Parent have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, prior to the Closing, Parent will execute employment agreements with certain executives of the Company to be effective as of, and contingent upon, consummation of the Merger (the “Executive Employment Agreements”);

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Sorrento has executed and delivered to the Company a support agreement (the “Stockholder Support Agreement”) pursuant to which Sorrento has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, following the Domestication, the parties hereto desire to effect a merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL;

WHEREAS, the board of directors of the Company has approved this Agreement and the documents contemplated hereby, declared that the Merger and the other transactions contemplated by this Agreement and the documents contemplated hereby are fair and advisable to, and in the best interests of, the Company and the Stockholders and recommended the approval and adoption of this Agreement by the Stockholders;

WHEREAS, the board of directors of Parent has approved this Agreement and the documents contemplated hereby, declared that, the Merger and the other transactions contemplated by this Agreement and the documents contemplated hereby are fair and advisable to, and in the best interests of, Parent and its shareholders and recommended the approval and adoption of this Agreement by its shareholders;

WHEREAS, the board of directors of Merger Sub has approved this Agreement and the documents contemplated hereby, declared that the Merger and the other transactions contemplated by this Agreement and the documents contemplated hereby are fair and advisable to, and in the best interests of, Merger Sub and its sole stockholder and recommended the approval and adoption of this Agreement by its sole stockholder; and

WHEREAS, at the Closing, Parent, certain shareholders of Parent and Sorrento (in its capacity as a Stockholder) will enter into an Amended and Restated Registration Rights Agreement with Parent (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Parent and the Company), which will, among other things, govern the registration of certain Domesticated Parent Common Shares for resale and also govern restrictions on transfer of certain Domesticated Parent Common Shares and which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in the preamble shall have the respective meanings ascribed thereto, and following terms, as used herein, have the following meanings:

1.1            “Action” means any legal action (including any legal action seeking injunctive relief), suit, claim, investigation, hearing or Proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2            “Additional Agreements” mean the Executive Employment Agreements, the Registration Rights Agreement, the Sponsor Support Agreement, the Stockholder Support Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the Transactions.

1.3            “Additional Parent Parties SEC Documents” has the meaning set forth in Section 6.14(a).

1.4            “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.5            “Affiliate Transaction” has the meaning set forth in Section 5.31.

1.6            “Alternative Transaction” has the meaning set forth in Section 7.3.

1.7            “Anti-Corruption Laws” has the meaning set forth in Section 5.27(a).

1.8            “Antitrust Laws” has the meaning set forth in Section 7.18(a).

1.9            “Applicable Per Share Merger Consideration” has the meaning set forth in Section 4.1(a).

1.10          “Applicable Taxes” mean “Applicable Taxes” as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under comparable state or local tax Applicable Law).

1.11          “Applicable Wages” mean Applicable Wages as defined in Internal Revenue Service Notice 2020-65 (and any corresponding wages under comparable state or local tax Applicable Law).

1.12          “Audited 2020/2021 Financial Statements” has the meaning set forth in Section 7.6(a).

1.13          “Benefit Arrangements” has the meaning set forth in Section 5.18(c).

1.14          “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.15          “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.16          “Cayman Companies Act” means The Companies Act (2022 Revision) of the Cayman Islands.

1.17          “Cayman Registrar” has the meaning set forth in Section 2.1.

1.18          “Certificate of Domestication” has the meaning set forth in Section 2.1.

1.19          “Certificate of Merger” has the meaning set forth in Section 3.2.

1.20          “Closing” has the meaning set forth in Section 3.2.

1.21          “Closing Date” has the meaning set forth in Section 3.2.

1.22          “Closing Statement” has the meaning set forth in Section 4.5(a).

1.23          “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.24          “Company Common Shares” means the shares of common stock, par value $0.0001 per share, as existing as of the date hereof and immediately prior to the Effective Time.

1.25          “Company Disclosure Schedules” has the meaning set forth in the preamble to Article V.

1.26          “Company Group” shall have the meaning set forth in Section 10.20(b).

1.27          “Company Incentive Plan” means the Company’s 2017 Stock Option Plan or 2019 Stock Option Plan.

1.28          “Company Leases” has the meaning set forth in Section 5.21(b).

1.29          “Company Material Adverse Effect” means  any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the financial condition, business, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement, including the Merger; provided, however, in determining whether a “Company Material Adverse Effect” has occurred pursuant to clause (a) of the definition hereof, none of the following changes, events, effects or occurrences shall be taken into account: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Parent Parties; (vi) any matter of which any Parent Party is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God, including any hurricane, tornado, flood, earthquake, tsunami, mudslides, wild fire, epidemic, pandemic (including COVID-19); or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), unless any such any change, event, effect or occurrence (other than those set forth in the preceding clauses (v), (vi), (viii) and (x)), shall have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to comparable companies in the same industry.

1.30          “Company Options” means all outstanding options to purchase Company Common Shares issued pursuant to a Company Incentive Plan.

1.31          “Company Preferred Shares” has the meaning set forth in Section 5.5(a).

1.32          “Company Stockholder Written Consent” shall have the meaning set forth in Section 7.21.

1.33          “Computer Systems” has the meaning specified in Section 5.32(a)(v).

1.34          “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, and similar instruments, oral or written, in each case, that is legally binding.

1.35          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.36          “COVID-19” means SARS-CoV-2 or COVID-19, and any variants thereof or related or associated epidemics, pandemic or disease outbreaks.

1.37          “COVID-19 Law” shall mean the CARES Act, the Families First Coronavirus Response Act of 2020 or any other Law intended to address the consequences of COVID-19.

1.38          “D&O Indemnified Persons” has the meaning set forth in Section 7.13(a).

1.39          “D&O Tail Insurance” has the meaning set forth in Section 7.13(b).

1.40          “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Underwriting Agreement dated January 6, 2021 by and between Parent and Maxim Group LLC, as amended on March 16, 2022 (such agreement, as so amended, is referred to as the “Amended Underwriting Agreement.”.

1.41          “DGCL” has the meaning set forth in the Recitals.

1.42          “Disclosure Schedules” has the meaning set forth in Section 10.19.

1.43          “Dissenting Shares” has the meaning set forth in Section 4.1(b).

1.44          “Dissenting Stockholders” has the meaning set forth in Section 4.1(b).

1.45          “Domesticated Parent Common Share” has the meaning set forth in Section 2.1.

1.46          “Domesticated Parent Option” has the meaning set forth in Section 4.2.

1.47          “Domesticated Parent Unit” has the meaning set forth in Section 2.1.

1.48          “Domesticated Parent Warrant” has the meaning set forth in Section 2.1.

1.49          “Domestication” has the meaning set forth in the Recitals.

1.50          “EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.

1.51          “Effective Time” has the meaning set forth in Section 3.2.

1.52          “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.53          “ERISA” has the meaning set forth in Section 5.18(c).

1.54          “ERISA Affiliate” has the meaning set forth in Section 5.18(f).

1.55          “ESPP” means Parent’s customary employee stock purchase plan, to be approved at the Parent Special Meeting in substantially the form attached hereto as Exhibit D, with any changes or modifications thereto as the parties may mutually agree upon (such agreement not be unreasonably withheld, conditions or delayed by any party).

1.56          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.57          “Exchange Ratio” means an amount equal to the quotient of (a) the number of shares constituting the Merger Consideration, divided by (b) the sum of the number of (i) Company Common Shares issued and outstanding as of immediately prior to the Effective Time (other than any such shares held in treasury), plus (ii) shares of common stock issuable upon, or subject to, the settlement of Company Options outstanding as of immediately prior to the Effective Time.

1.58          “Executive Employment Agreements” has the meaning set forth in the Recitals.

1.59          “Excluded Shares” has the meaning set forth in Section 4.1(d).

1.60          “Export Control Laws” has the meaning set forth in Section 5.27(a).

1.61          “Extension Amendment” has the meaning set forth in Section 7.26(a).

1.62          “Extension Date” has the meaning set forth in Section 7.26(a).

1.63          “FCPA” has the meaning set forth in Section 5.26.

1.64          “FDA” means the U.S. Food and Drug Administration.

1.65          “Financial Statements” has the meaning set forth in Section 5.9(a).

1.66          “Fraud” means intentional common law fraud under Delaware law by a party to this Agreement with respect to the making of the representations and warranties hereunder (excluding constructive fraud, equitable fraud, unfair dealings fraud, promissory fraud or negligent misrepresentation or omission or any form of fraud based on recklessness).

1.67          “Governmental Authority” means any United States or non-United States government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States government or governmental authority or any political subdivision thereof, (iii) any United States or non-United States regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

1.68          “Government Official” means, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority or public international organization, any political party or official thereof and any candidate for political office.

1.69          “Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant or words of similar import.

1.70          “Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.71          “Health Care Laws” means any and all Laws of any Governmental Authority pertaining to health regulatory matters applicable to the business of the Company, including (a) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq. (the “FDC Act”) (b) requirements of Law relating to the manufacturing, labeling, packaging, marketing, sale, storage or distribution of drugs or medical devices, including laws governing license requirements for any of the foregoing activities; (c) Laws pertaining to Fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (31 U.S.C.§ 3729 et seq.) Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) the coverage and reimbursement provisions of Medicare, Medicaid, TRICARE or Health Care Program; and (e) any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.

1.72          “Health Care Program” has the meaning set forth in Section 5.28(a)(viii).

1.73          “HIPAA” has the meaning set forth in the definition of “Privacy Laws.”

1.74          “HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976.

1.75          “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all obligations of such Person under leases to be accounted for as capital leases under U.S. GAAP (as defined below) and (f) all obligations of the type referred to in clauses (a) through (e) of this definition of any Person (including through guarantees) the payment of which such Person is responsible, including those secured by (or for which the beneficiary of such obligations has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed.

1.76          “Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b)  discoveries, inventions, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto.; and (h) social media accounts, and all content contained therein.

1.77          “Intended Tax Treatment” has the meaning specified in Section 3.6.

1.78          “International Trade Control Laws” has the meaning set forth in Section 5.27(a).

1.79          “Inventory” is defined in the UCC.

1.80          “Investment Management Trust Agreement” means the investment management trust agreement made as of January 6, 2021 by and between the Parent and the Trustee as amended as contemplated by Section 8.3(k),.

1.81          “IPO” means the initial public offering of Parent pursuant to a prospectus dated January 6, 2021.

1.82          “IRS” means the U.S. Internal Revenue Service.

1.83          “IT Provider” has the meaning set forth in Section 5.16(i).

1.84          “Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

1.85          “L&L” means Loeb & Loeb LLP.

1.86          “Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

1.87          “Leases” all leases, subleases, occupancy agreements and licenses for Real Property.

1.88          “Letter of Transmittal” has the meaning set forth in Section 4.3(a).

1.89          “Liabilities” means any and all Liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.90          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.91          “Material Contracts” has the meaning set forth in Section 5.13(a).

1.92          “Merger Consideration” means a number of Domesticated Parent Common Shares equal to the quotient of (a) the sum of (i) $1,500,000,000, minus (ii) the Specified Indebtedness Amount set forth in the Closing Statement; divided by (b) $10.00.

1.93          “Merger Sub” has the meaning set forth in the Recitals.

1.94          “Merger Sub Common Shares” has the meaning set forth in Section 6.7(b).

1.95          “Nasdaq” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, LLC.

1.96          “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

1.97          “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.98          “Outside Date” has the meaning set forth in Section 9.1(d)(i).

1.99          “Outstanding Company Expense Amount” has the meaning set forth in Section 4.5(a).

1.100        “Outstanding Parent Expense Amount” has the meaning set forth in Section 4.5(a).

1.101        “Owned Intellectual Property” has the meaning set forth in Section 5.16(a).

1.102        “Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, Order, or directive of or by the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, or any other Governmental Authority, in connection with or in respect to COVID-19.

1.103        “Parent Bylaws” has the meaning set forth in the Recitals.

1.104        “Parent Certificate of Incorporation” has the meaning set forth in the Recitals.

1.105        “Parent Disclosure Schedules” has the meaning set forth in the preamble to Article VI.

1.106        “Parent Group” shall have the meaning set forth in Section 10.20(a).

1.107        “Parent Incentive Plan” means the equity and other incentive plan for certain employees of Parent and its Subsidiaries, to be agreed by the parties within sixty (60) days after the Signing Date and to be effective as of the Closing, in substantially the form attached hereto as Exhibit E.

1.108      “Parent Material Adverse Effect” means  any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the financial condition, business, operations or results of operations of the Parent Parties, taken as a whole, or (b)  prevent, materially delay or materially impede the ability of any Parent Party to consummate the transactions contemplated by this Agreement, including the Merger; provided, however, in determining whether a “Parent Material Adverse Effect” has occurred pursuant to cause (a) of the definition hereof, none of the following changes, events, effects or occurrences shall be taken into account: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Parent operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (vi) any matter of which any Parent Party is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God, including any hurricane, tornado, flood, earthquake, tsunami, mudslides, wild fires, epidemics, pandemics (including COVID-19); or (x) any failure by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), unless any such any change, event, effect or occurrence (other than those set forth in the preceding clauses (v), (vi), (viii) and (x)), shall have a disproportionate effect on the Parent Parties, taken as a whole, as compared to comparable companies in the same industry.

1.109      “Parent Ordinary Shares” has the meaning set forth in Section 2.1.

1.110      “Parent Parties” means Parent and Merger Sub collectively, and “Parent Party” refers to any one of them.

1.111      “Parent Parties Financial Statements” has the meaning set forth in Section 6.14(b).

1.112      “Parent SEC Documents” has the meaning set forth in Section 6.14(a).

1.113      “Parent Shareholder Approval Matters” shall have the meaning set forth in Section 7.22(a).

1.114      “Parent Special Meeting” has the meaning set forth in Section 7.22(a).

1.115      “Parent Warrants” has the meaning set forth in Section 2.1.

1.116      “Parent Unit” has the meaning set forth in the Section 2.1.

1.117      “Permits” has the meaning set forth in Section 5.14.

1.118      “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Parent Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, (C) that are not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law, and (D) the Liens set forth on Schedule 1.117; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance with U.S. GAAP).

1.119      “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.120      “Personal Data” means, with respect to any natural Person, information that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or any similar term under any applicable Privacy Laws.

1.121      “PH” has the meaning set forth in Section 10.20(b).

1.122      “Policies” has the meaning set forth in Section 5.30(a).

1.123      “Privacy Laws” means all applicable United States state and federal Laws relating to privacy, personal data breach notification and protection of Personal Data and/or Protected Health Information, including, as applicable, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and the Health Information Technology for Economic and Clinical Health Act.

1.124      “Privacy Policy” has the meaning set forth in Section 5.32(b).

1.125      “Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

1.126      “Prohibited Party” has the meaning set forth in Section 5.27(b).

1.127      “Prospectus” shall have the meaning set forth in Section 7.22(a).

1.128      “Protected Health Information” has the meaning set forth at 45 C.F.R. § 160.103, including all such information in electronic form.

1.129      “Proxy Statement/Prospectus” has the meaning specified in Section 7.22(a).

1.130      “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.131      “Registration Rights Agreement” has the meaning set forth in the Recitals.

1.132      “Registration Statement” shall have the meaning set forth in Section 7.22(a).

1.133      “Related Party” has the meaning set forth in Section 5.13(c).

1.134      “Representatives” has the meaning set forth in Section 5.33.

1.135      “Required Parent Shareholder Approval” has the meaning set forth in Section 8.1(c).

1.136      “Requisite Company Vote” has the meaning set forth in Section 5.2.

1.137      “Sanctions Laws” has the meaning set forth in Section 5.27(a).

1.138      “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.139      “Scheduled Intellectual Property” has the meaning set forth in Section 5.16(a).

1.140      “SEC” means the Securities and Exchange Commission.

1.141      “Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company, including Personal Data.

1.142      “Securities Act” means the Securities Act of 1933, as amended.

1.143      “Share Certificates” has the meaning set forth in Section 4.3(a).

1.144      “Specified Indebtedness Amount” means, as of immediately prior to the Closing on the Closing Date, the aggregate amount owed by the Company in respect of (a) those certain senior secured notes due 2026 issued under that certain Indenture, dated as of September 7, 2018, by and among Scilex Pharmaceuticals Inc., as the issuer, Sorrento, as the parent guarantor, and U.S. Bank National Association, as trustee and collateral agent, as amended from time to time; and (b) all other Indebtedness of the type set forth in clauses (a) and (b) in the definition of Indebtedness above of the Company and any of its Subsidiaries other than such Indebtedness owed to Sorrento.

1.145      “Sponsor” means each of Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd, each a Singapore company, and are collectively referred to as the “Sponsors”.

1.146      “Sponsor Support Agreement” has the meaning set forth in the Recitals.

1.147      “Standards Body” has the meaning set forth in Section 5.16(h).

1.148      “Stockholder” means each holder of Company Common Shares, and “Stockholders” refers to all of them collectively.

1.149      “Stockholder Support Agreement” has the meaning set forth in the Recitals.

1.150      “Subsidiary” or “Subsidiaries” means one or more entities of which any of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.151      “Surviving Corporation” has the meaning set forth in Section 3.1.

1.152      “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.153      “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.154      “Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.155      “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.156      “Transaction Expenses” means, with respect to any party, all transaction expenses, including the out-of-pocket expenses incurred by each party and each party’s officers, directors, or their Affiliates, in connection with identifying, investigating and consummating a business combination (including any expenses and additional contribution(s) to the Trust in connection with obtaining shareholder approval, if necessary, in respect of any Extension Amendment) and fees of all attorneys, accountants and financial advisors of such party due or otherwise earned upon the Closing.

1.157      “Trust Account” has the meaning set forth in Section 6.9.

1.158      “Trust Fund” has the meaning set forth in Section 6.9.

1.159      “Trustee” has the meaning set forth in Section 6.9.

1.160      “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.161      “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.162      “Warrant Agreement” means that certain Warrant Agreement, dated as of January 6, 2021, by and between Parent and Continental Stock Transfer & Trust Company, a New York limited purpose trust company.

1.163      “Willful Breach” means a party’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an intentional act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, or making of such representation or warranty, would result in such breach.

1.164      “$” means U.S. dollars, the legal currency of the United States.

ARTICLE II
DOMESTICATION

2.1              Domestication.  Subject to receipt of the Required Parent Shareholder Approval, prior to the Effective Time, Parent shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the parties (the “Certificate of Domestication”), together with the Parent Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar under the Companies Law (2018 Revision) (the “Cayman Registrar”) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law. The Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholders of Parent, (i) each then issued and outstanding ordinary share, $0.0001 par value, of Parent (a “Parent Ordinary Share”) will convert automatically, on a one-for-one basis, into a share of common stock par value $0.0001, per share of Parent (a “Domesticated Parent Common Share”); (ii)  each then issued and outstanding warrant of Parent (a “Parent Warrant”) will convert automatically into a warrant to acquire one Domesticated Parent Common Share (a “Domesticated Parent Warrant”), pursuant to the Warrant Agreement; and (iv) each then issued and outstanding unit of Parent comprised of one Parent Ordinary Share, one-half of a Parent Warrant (a “Parent Unit”) shall convert automatically into a unit of Parent, with each such unit representing one Domesticated Parent Common Share and one-half of one Domesticated Parent Warrant (a “Domesticated Parent Unit”). For U.S. federal income tax purposes, the Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent hereby (i) adopts this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Domestication, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Code Section 1313. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Domestication as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Domestication has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for any adverse Tax consequences that may result if the Domestication is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE III
MERGER

3.1              Merger. Upon and subject to the terms and conditions set forth in this Agreement, and following the Domestication, on the Closing Date (as defined in Section 3.2), in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) under the DGCL and become a wholly owned subsidiary of Parent.

3.2              Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article IX, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article VIII that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and the Parent Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, Merger Sub and the Company shall execute a certificate of merger (the “Certificate of Merger”) in form and substance acceptable to Parent and the Company, and the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State, all in accordance with the provisions of the DGCL. The Merger shall become effective at the time when the Certificate of Merger is accepted by the Delaware Secretary of State, or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger, in accordance with the DGCL (the “Effective Time”). For the avoidance of doubt, the Closing shall occur after the effectiveness of the Domestication.

3.3              Directors and Officers.

(a)               The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of the Company as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, to hold office in accordance with the Organizational Documents of the Surviving Corporation.

(b)               Immediately after the Closing, Parent’s board of directors shall consist of five (5) directors, three (3) of whom will be designated by the Company (including one director who shall satisfy the Nasdaq independence requirements), and two (2) of whom will be independent directors to be designated by the Company and agreed to by Parent prior to the Closing.

3.4              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation.

3.5              Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of Merger Sub shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b)               At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.

(c)               At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Shares on the records of the Company.

3.6              Section 368 Reorganization. For U.S. Federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). Each party hereto shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment (which shall include using reasonable best efforts to not take any action which may reasonably be expected to prevent such qualification). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Merger, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Code Section 1313. Each of the parties hereto agrees to promptly notify all other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Authority. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement.

ARTICLE IV
CONSIDERATION

4.1              Conversion of Shares.

(a)               Conversion of Company Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent the Merger Sub, the Company or the Stockholders, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares, each as defined below) shall be canceled and automatically converted into the right to receive, without interest, a number of Domesticated Parent Common Shares equal to the Exchange Ratio (the “Applicable Per Share Merger Consideration”).

(b)               Dissenting Shares; Appraisal Rights. Each Company Common Share (the “Dissenting Shares”) owned by Stockholders who have validly exercised and not effectively withdrawn or lost their appraisal rights in connection with the Merger pursuant to Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL, unless and until such Dissenting Stockholder effectively waives, withdraws its demand for, or otherwise loses his, her or its appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares; provided, however, if, after the Effective Time, such Stockholder fails to perfect, waives, withdraws, or loses his, her or its appraisal rights pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Common Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 4.1(a), without interest thereon.

(c)               Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub, the Company or the Stockholders, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into a share of common stock, par value $0.0001 of the Surviving Corporation. Each certificate evidencing ownership of shares of capital stock of Merger Sub shall, as of the Effective Time, evidence ownership of shares of common stock of the Surviving Corporation.

(d)               Treatment of Certain Company Shares. At the Effective Time, all Company Common Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(e)               No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)                Surrender of Certificates. All securities issued upon the surrender of Company Common Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(g)               Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Common Share shall have been lost, stolen or destroyed, Parent shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

(h)               Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent Ordinary Shares into a different number, class or series, including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide to the holders of Company Common Shares and Company Options the same economic effect as contemplated by this Agreement without giving effect to such event; provided, however, that this sentence shall not be construed to permit Parent, Merger Sub or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2              Treatment of Company Options. As of the Effective Time, each Company Option that is then outstanding shall be converted into the right to receive an option relating to Domesticated Parent Common Shares upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “Domesticated Parent Option”) except that (i) such Domesticated Parent Option shall relate to that whole number of Domesticated Parent Common Shares (rounded down to the nearest whole share) equal to the number of Company Common Shares subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Domesticated Parent Common Shares shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

4.3              Payment of Merger Consideration.

(a)               Share Exchange Procedures. At or after the Closing, as soon as reasonably practicable after each Stockholder surrenders to Parent the certificates evidencing such Stockholder’s Company Common Shares to the extent certificated (collectively, for purposes of this Section 4.3, the “Share Certificates”) for cancellation, together with a completed and executed Letter of Transmittal substantially in the form agreed to between Parent and the Company (the “Letter of Transmittal”): (i) Parent shall cause to be issued to such Stockholder the Applicable Per Share Merger Consideration such Stockholder has the right to receive in connection with the Merger pursuant to Section 4.1 and (ii) the Share Certificate, if any, so surrendered shall forthwith be cancelled. If a transfer of ownership of a Stockholder’s Share Certificate that is not registered in the transfer records of the Company is stated to have occurred, then payment of the relevant portion of the Merger Consideration may be made to a Person other than the Person in whose name the Share Certificate so surrendered is registered if the Share Certificate representing such shares is properly endorsed or otherwise is in proper form for transfer. If any Share Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Stockholder claiming such Share Certificate to be lost, stolen or destroyed as provided in the Letter of Transmittal, Parent will issue in consideration of the Company Common Shares represented by such lost, stolen or destroyed Share Certificate the Merger Consideration to which the Stockholder thereof is entitled pursuant to the express terms of this Agreement; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Share certificate(s) alleged to have been lost, stolen or destroyed. Until surrendered as contemplated by this Section 4.3(a), each Share Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (or at such other applicable time) such portion of the Merger Consideration to which the holder of such Share Certificate is entitled pursuant and subject to this Article IV.

(b)               No Issuance of Fractional Shares. No certificates or scrip representing fractional Domesticated Parent Common Shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share (with 0.5 shares rounded up).

4.4              Appraisal Rights. No Dissenting Stockholder who has validly exercised his, her or its appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Applicable Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost their dissenters’ rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Parent Parties (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of dissent under Cayman Companies Act and (ii) the opportunity to direct all negotiations and Proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.5              Closing Statement; Settlement of Transaction Expenses

(a)                No later than two (2) Business Days prior to the Closing Date, Parent and the Company shall jointly prepare and deliver a written statement (the “Closing Statement”) that sets forth Parent and the Company’s good faith determination of (i) the Specified Indebtedness Amount, (ii) the Merger Consideration and components thereof, (iii) the Exchange Ratio and components thereof, (iii) the amount of funds available in the Trust Fund following the exercise of redemption rights by the holders of Parent Ordinary Shares in conjunction with the shareholder vote on the Parent Shareholder Approval Matters, (iv) the aggregate outstanding amount of (A) accrued and unpaid Transaction Expenses of the Parent Parties, (B) Indebtedness of the Parent Parties, and (C) the Deferred Underwriting Amount (collectively, the “Outstanding Parent Expense Amount”) in each case, as of immediately prior to the Closing, which portion of the statement shall include an indication of any amounts of Indebtedness that will be satisfied through the exercise of rights of conversion into securities of Parent in connection with the Closing and (v) the accrued and unpaid Transaction Expenses of the Company (the “Outstanding Company Expense Amount”) as of immediately prior to the Closing. The Closing Statement shall be derived in good faith from the Books and Records of Parent and the Company, as applicable.

(b)               Concurrently with the Closing, Parent shall pay or cause to be paid, (i) the Outstanding Parent Expense Amount to the applicable recipients thereof; and (ii) the Outstanding Company Expense Amount to applicable recipients thereof, in each case, as set forth in the Closing Statement and in accordance with wire instructions provided by the applicable party.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Parent Parties simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Parent Parties that each of the following representations and warranties is true, correct and complete as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered sections and subsections of this Article V shall only refer to the section or subsection being referenced.

5.1              Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Company and each Subsidiary has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect. Schedule 5.1 of the Company Deisclosure Schedules lists all jurisdictions in which the Company and each Subsidiary is qualified to conduct business as a foreign corporation or other entity.

5.2              Corporate Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all Additional Agreements to which the Company is or shall be a party have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of this Agreement, the Certificate of Merger and the transactions contemplated hereby, by way of a special resolution of the Stockholders passed by the affirmative vote of holders of Company Common Shares representing at least a majority of the votes of the Company Common Shares present in person or represented by proxy in accordance with the Organizational Documents of the Company and the DGCL (the “Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms to which it is a party (assuming execution by the counterparties hereto and thereto), subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3              Governmental Authorization. Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger in accordance with the DGCL, (ii) in respect of the applicable requirements of the HSR Act or (iii) any consents, approvals, licenses or other actions, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any obligation of the Company under this Agreement or to consummate the transactions contemplated hereby.

5.4              Non-Contravention; Consents. Except as set forth in Schedule 5.4 of the Company Disclosure Schedules, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of the Company or any Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company, or require any payment, reimbursement, consent, waiver, approval, authorization under, or result in the loss of any material benefit relating to the Business to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets, in the cases of clauses (b) through (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.5              Capital Structure.

(a)               Share Capital. There are 370,000,000 shares of capital stock of the Company authorized, comprised of (i) 350,000,000 authorized Company Common Shares of which 197,266,338 are issued and outstanding as of the date hereof, (ii) and 20,000,000 authorized shares, par value $0.0001 each of preferred stock (the “Company Preferred Shares”) none of which are issued and outstanding as of the date hereof. As of the date hereof, a total of 28,163,510 Company Common Shares are reserved for issuance upon the exercise of all Company Options. All of the issued and outstanding Company Common Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. As of the date hereof, all of the issued and outstanding Company Common Shares are owned legally and beneficially by the Persons set forth on Schedule 5.5(a) of the Company Disclosure Schedules. Except for the Company Common Shares and the Company Preferred Shares, no other class in the share capital of the Company is authorized or issued or outstanding.

(b)               Except as set forth on Schedule 5.5(b) of the Company Disclosure Schedules, there are no: (a) outstanding Company Options; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company; or (c) agreements with respect to any of the Company Common Shares, including any voting trust, other voting agreement or proxy with respect thereto. Schedule 5.5(b) of the Company Disclosure Schedules sets forth the names of the holder of each Company Option, and the exercise price, the grant date and the expiration date thereof.

5.6              Organizational Documents. Copies of the Organizational Documents of the Company and each of its Subsidiaries have heretofore been made available to the Parent Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary has taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.7              Assumed Names. Schedule 5.7 of the Company Disclosure Schedules is a complete and correct list of all assumed or “doing business as” names currently or, since December 31, 2019, used by the Company, including names on any websites. Since December 31, 2019, none of the Company or any Subsidiary has used any assumed or “doing business as” name other than the names listed on Schedule 5.7 of the Company Disclosure Schedules to conduct the Business.

5.8              Subsidiaries.

(a)               Schedule 5.8(a) of the Company Disclosure Schedules sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.8(a) of the Company Disclosure Schedules, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents and Permitted Liens); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.8(a) of the Company Disclosure Schedules, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.8(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.8(a) of the Company Disclosure Schedules, there are no outstanding contractual obligations of the Company or its Subsidiaries to make or provide funds in respect of any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9              Financial Statements.

(a)               Schedule 5.9(a) of the Company Disclosure Schedules includes the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2019, consisting of the audited consolidated balance sheets as of such date, the audited consolidated income statements for the twelve (12) month period ended on such date, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such date, audited in accordance with the requirements of the Public Company Accounting Oversight Board as well as the unaudited consolidated financial statements of the Company as of and for the twelve months ended December 31, 2020 and for the twelve months ended December 31, 2021 (collectively, the “Financial Statements”).

(b)               The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c)               Except (i) as specifically disclosed, reflected or fully reserved against on the Financial Statements, (ii) for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since January 1, 2022, (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of their respective covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby and (iv)  for Liabilities that are not, and would not reasonably be expected to have individually or in the aggregate, have a Company Material Adverse Effect, the Company and is Subsidiaries does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with U.S. GAAP consistently applied in accordance with past practice.

(d)               The Financial Statements accurately reflect in all material respects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 5.9(d) of the Company Disclosure Schedules or in the Financial Statements, the Company does not have any material Indebtedness.

(e)               The Company has established and maintain systems of internal accounting controls that are sufficient to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the assets of the Company and its Subsidiaries. The Company maintains and, for all periods covered by the Financial Statements, has maintained Books and Records of the Company and its Subsidiaries in the ordinary course of business that are true and complete and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects.

(f)                As of the date hereof, the Outstanding Company Expense Amount does not exceed the amount set forth in Schedule 5.9(f) of the Company Disclosure Schedules .

5.10          Absence of Certain Changes. Since September 30, 2021, except as set forth on Schedule 5.10 of the Company Disclosure Schedules or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company has conducted the Business in the ordinary course consistent with past practices in all material respects; (b) there has not been any Company Material Adverse Effect; (c) the Company has not taken any action nor has any event occurred which would have violated the covenants of the Company set forth in clauses (i) through (xiii) of Section 7.1 if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.11          Properties; Title to the Company’s Assets. The Company has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, in each case, free and clear of all Liens (other than Permitted Liens), all of their assets reflected on the Financial Statements or acquired after September 30, 2021, other than as would not reasonably be expected to, individually or in the aggregate, have a Company .Material Adverse Effect. The Company’s assets constitute all of the assets of any kind or description whatsoever, for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted in all material respects.

5.12          Litigation. Except as set forth on Schedule 5.12 of the Company Disclosure Schedules, as of the date hereof (i) there is no Action (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective assets, or, solely as to any Action relating to the Company or the Business, any Company officers or directors, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect; and (ii) there are no outstanding judgments against the Company that would reasonably to be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement.

5.13          Contracts.

(a)               Schedule 5.13(a) of the Company Disclosure Schedules lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which the Company or any Subsidiary is a party and which are currently in effect and constitute the following:

(i)                 all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $200,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice), including without limitation the Exclusive Distribution Agreement with Cardinal Health 105 Inc.,

(ii)              all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $200,000 annually;

(iii)            all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $200,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv)             all Contracts creating a material joint venture, an exclusive contractual relationship or a strategic alliance, and all limited liability company and/or partnership/LLC/shareholder agreements to which the Company is a party;

(v)               all Contracts relating to any material acquisitions or dispositions of assets by the Company in excess of $150,000;

(vi)             all Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party any Owned Intellectual Property, or (B) licensing or otherwise receiving the right to use from any third party any Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology with a dollar value individually not in excess of $150,000 and “shrink wrap” licenses, (2) any Contract related to open source software, or (3) any Contract under which the Company licenses or receives a license to any Intellectual Property in the ordinary course of its business, and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(vii)          all Contracts that substantially limit the freedom of the Company or any Subsidiary to compete in any line of business with any Person or in any geographic area;

(viii)        all guarantees of indebtedness of any Subsidiary or of any other Person in an amount of $200,000 or more;

(ix)             all Contracts with Sorrento;

(x)               all Contracts relating to real or tangible property or assets in which the Company holds a leasehold interest (including the Company Leases) and which involve payments to the lessor thereunder in excess of $30,000 per month;

(xi)             all Contracts relating to outstanding Indebtedness set forth on Schedule 5.9(d) of the Company Disclosure Schedules, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xii)          any Contract relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xiii)        any material Contract that can be terminated, or the provisions of which can or will be adversely altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company is a party;

(xiv)         all research and development contracts with annual payments in excess of $200,000;

(xv)           any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement; and

(xvi)         any Contract relating to any pending merger, equity acquisition or disposition, or any purchase or sale of all or substantially all the assets of any Person.

(b)               Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date (i) each Material Contract is a valid and binding agreement, and is in full force and effect, (ii) neither the Company nor, to the knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract in any material respect, (iii) the Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contract, or granted any power of attorney with respect thereto or to any of the Company’s assets, and (iv) no Contract (A) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to any Parent Party or any of its Affiliates, in each case, other than as would not be material to the Company and its Subsidiaries taken as a whole. The Company previously provided to the Parent Parties true and correct fully executed copies of each written Material Contract.

(c)               Each of the transactions between the Company or any Subsidiary, on the one hand, and any Stockholder, officer, employee or director of the Company or any Affiliate of any such Person, on the other hand (collectively, the “Related Party”) (if any) entered into or occurring prior to the Closing (i) is an arms-length transaction in all material respects , or (ii) is transaction duly approved by the board of directors in accordance with the Organizational Documents of the Company or such Subsidiary.

5.14          Licenses and Permits. Schedule 5.14 of the Company Disclosure Schedules correctly lists each material license, franchise, permit, order or approval or other similar authorization necessary to operate the Business that is held by the Company or its Subsidiaries, together with the name of the Governmental Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as set forth on Schedule 5.14 of the Company Disclosure Schedules, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or become terminable as a result of the transactions contemplated hereby.

5.15          Compliance with Laws. The Company is not in violation of, has not for the last two (2) years violated, or been given written notice within the last two (2) years of any violation or alleged violation of, any Law, and to the knowledge of the Company, is not under investigation with respect to any such violation, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, in each case.

5.16          Intellectual Property.

(a)               Schedule 5.16 of the Company Disclosure Schedules sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations and pending trademark applications, (iii) registered copyrights and pending copyright applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (“Scheduled Intellectual Property” and collectively, and together with other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”). All of the registrations, applications, and issuance within the Scheduled Intellectual Property are, to the knowledge of the Company, subsisting, in full force and effect, and to the knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid, subsisting and enforceable.

(b)               Except for any licenses granted to Owned Intellectual Property, the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 5.16(b) of the Company Disclosure Schedules, (i) no Owned Intellectual Property is the subject of any current opposition, cancellation, or similar Proceeding before any Governmental Authority in which the Company is a party other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), (ii) neither the Company nor any of its Subsidiaries is specifically identified as being subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is a named party in any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property. Except as set forth on Schedule 5.16(b) of the Company Disclosure Schedules, to the knowledge of the Company no Proceedings described in this Section 5.16(b) are or have been threatened in writing.

(c)               To the knowledge of the Company, the Company or its Subsidiaries owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable rights to use all Intellectual Property material to its Business as currently conducted. The consummation of the transaction contemplated hereby will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any material Owned Intellectual Property or any material licensed Intellectual Property.

(d)               To the knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted in the five (5) year period immediately preceding the date hereof, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, does not infringe, misappropriate, or violate any Intellectual Property or other proprietary right of any Person. Schedule 5.16(d) of the Company Disclosure Schedules sets forth a true, accurate, and complete list of all Proceedings in which the Company is a named party that are pending in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person.

(e)               Schedule 5.16(e) of the Company Disclosure Schedules sets forth a true, accurate, and complete list of pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company or any of its Subsidiaries to Owned Intellectual Property. To the knowledge of the Company, no Person is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property.

(f)                Except as set forth in Schedule 5.16(f) of the Company Disclosure Schedules, each current and former officer, employee and/or contractor of the Company or any of its Subsidiaries who in the regular course of such Person’s employment or engagement with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of any material Owned Intellectual Property, has executed an assignment or similar agreement with the Company or Subsidiary assigning to the Company or Subsidiary all right, title, and interest in and to such Owned Intellectual Property. No Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

(g)               The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(h)               Schedule 5.16(h) of the Company Disclosure Schedules identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Body”). The Company has not made any written Patent disclosures to any Standards Body. The Company is in material compliance with all agreements of such Standards Bodies that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Body.

(i)                 The Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data and Protected Health Information (the “IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and Protected Health Information and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data or Protected Health Information maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic (including technical safeguards, such as 128 bit encryption for all data at rest) and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data and Protected Health Information.

(j)                 To the knowledge of the Company, since January 1, 2018, no IT Provider has experienced any breach of security or otherwise unauthorized use or access by or disclosure to third parties by any such IT Provider or its employees, consultants or contractors with respect to any Personal Data or Protected Health Information collected, obtained, or stored by or on behalf of the Company.

(k)               Except as set forth in Schedule 5.16(k) none of the tangible embodiments of Owned Intellectual Property (including software) is currently or was in the past distributed or used by the Company with any Public Software in a manner that requires that any of the Owned Intellectual Property (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered. Schedule 5.19(m) further identifies the Public Software with which such tangible embodiments identified pursuant to the previous sentence were distributed or used, and the manner of such distribution or use, and how such Public Software was integrated or combined with or linked to any such tangible embodiments.

(l)                 The Company is in actual possession and control of the source code of the software within the Owned Intellectual Property, as well as all related material documentation, specifications and know how. Except as set forth on Schedule 5.16(l), no Person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transactions.

5.17          Customers and Suppliers.

(a)               Schedule 5.17(a) of the Company Disclosure Schedules sets forth a list of the Company’s customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the year ended December 31, 2021, showing the approximate total sales by the Company to each direct and indirect customer and the approximate total purchases by the Company from each such supplier, during each such period, each on a consolidate bases.

(b)               Except as set forth on Schedule 5.17(b) of the Company Disclosure Schedules, as of the date hereof, no customer or supplier listed on Schedule 5.17(a) of the Company Disclosure Schedules has (i) terminated its relationship with the Company, (ii) materially reduced its business with the Company or materially and adversely modified its relationship with the Company, (iii) notified the Company in writing of its intention to take any such action, or (iv) to the knowledge of the Company, become insolvent or subject to bankruptcy Proceedings.

5.18          Employees; Employee Benefits.

(a)               Schedule 5.18(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the executive officers of the Company and each Subsidiary, setting forth the name and title for each such Person.

(b)               Except as set forth on Schedule 5.18(b) of the Company Disclosure Schedules, neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no Proceeding or other activity by a labor union or any representative thereof to organize any employees of the Company or any Subsidiary.

(c)               Schedule 5.18(c) of the Company Disclosure Schedules sets forth an accurate and complete list of all material Company and Subsidiary Benefit Arrangements. For purposes of this Agreement, “Benefit Arrangements” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any other plan providing for discretionary or non-discretionary bonus, commission or incentive compensation, profit sharing, pension, severance, savings, deferred compensation, fringe benefit, insurance (whether medical, dental, life, disability or otherwise), welfare, post-retirement health or welfare benefit, severance, stock option, phantom stock, stock purchase, restricted stock, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, executive compensation, payroll practices, retention, change in control, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company on behalf of any employee, officer, director, consultant or other service provider of the Company or under which the Company has any Liability.

(d)               With respect to each Benefit Arrangement, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by the Company from the IRS regarding the tax-qualified status of such Benefit Arrangement and (vi) the most recent written results of all required compliance testing.

(e)               With respect to each Benefit Arrangement, (i) each Benefit Arrangement has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of ERISA, the Code and other applicable Law; (ii) there are no pending or threatened actions, claims or lawsuits against or relating to the Benefit Arrangement or against any fiduciary of the Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) each Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter with respect to the operation of such Benefit Arrangement which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code; (iv) no such Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; (v) all payments required to be made by the Company under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) since January 1, 2018 have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law and U.S. GAAP, in each case, in all material respects; and (vi) there are no facts or circumstances that would be reasonably likely to subject the Company or any Subsidiary to any assessable payment under Section 4980H of the Code with respect to any period prior to the Closing Date that is material either individually or in the aggregate.

(f)                Since January 1, 2018, no Benefit Arrangement is, and none of the Company, any Subsidiary, any corporation, trade, business, or entity that would be deemed a “single employer” with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Benefit Arrangements provides retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, or any other applicable Law, or at the expense of the participant or the participant’s beneficiary.

(g)               Except as specified in Schedule 5.18(g) of the Company Disclosure Schedules, neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company; (ii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

(h)               Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) on account of the transactions contemplated by this Agreement. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(i)                 Each Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409(A)(d)(1) of the Code is, in all material respects, in documentary compliance with, and has in all material respects been administered in compliance with, Section 409A of the Code.

5.19          Employment Matters.

(a)               The Company has previously delivered to the Parent Parties true and complete copies of each generally applicable employee handbook or material employment policy statement of the Company and any Subsidiary.

(b)               Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i)                 to the knowledge of the Company, no current employee of the Company or any Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii)              there is no pending representation question or union organizing activity respecting employees of the Company or any Subsidiary.

5.20          Withholding. Except as disclosed on Schedule 5.20 of the Company Disclosure Schedules, all obligations of the Company and its Subsidiaries applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any Subsidiary to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed on Schedule 5.20 of the Company Disclosure Schedules, all reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or the applicable Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

5.21          Real Property.

(a)               None of the Company or any of its Subsidiaries owns any real property.

(b)               Schedule 5.21(b) of the Company Disclosure Schedules sets forth a list of all Leases to which the Company or a Subsidiary is a party (“Company Leases”). Each Company Lease is valid and binding on the Company or its Subsidiary and, to the knowledge of the Company, the other parties thereto, and is in full force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and there exists no default or event of default by the lessee thereunder. The Company or a Subsidiary holds the leasehold estate with respect to the applicable Company Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

5.22          Tax Matters.

(a)               Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company has filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due and payable by the Company; (ii) all such Tax Returns are true, correct and complete in all material respects and disclose all Taxes required to be paid by the Company; (iii) except as set forth on Schedule 5.22(a) of the Company Disclosure Schedules, no such Tax Returns have been examined by the relevant Taxing Authority; (iv) there is no Action, pending or proposed in writing, with respect to Taxes of the Company for which a Lien may be imposed upon any of the Company’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) the Company has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company; (xi) except as set forth on Schedule 5.22(a)(xi) of the Company Disclosure Schedules, within the last 3 years no claim has been made by a Taxing Authority in a jurisdiction where the Company has not paid any tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction; (xii) except as set forth on Schedule 5.22(a)(xiii) of the Company Disclosure Schedules, the Company is not, and has never been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) except for the consolidated group of which Sorrento is the parent, the Company is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company.

(b)               The unpaid Taxes of the Company for the current fiscal year (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(c)               The Company has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. The Company does not have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d)               The Company has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company.

Notwithstanding any other provision of this Agreement to the contrary, (i) the representations and warranties set forth in this Section 5.22 and in Section 5.18 (insofar as they relate to Taxes) shall constitute the sole and exclusive representations and warranties made in this Agreement with respect to Tax matters of the Company and its Subsidiaries, and (ii) no representation or warranty is made in this Agreement with respect to Taxes of the Company or any of its Subsidiaries for any taxable period (or portion thereof) beginning after the Closing Date or the existence, availability, amount, usability or limitation of any net operating loss, Tax basis, or other Tax attribute of the Company or any of its Subsidiaries after the Closing Date.

5.23          Environmental Laws.

(a)               Neither the Company nor any Subsidiary has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law that has not heretofore been cured or for which there is any remaining liability; (ii) engaged in any Hazardous Materials activity (such as the disposal, discharge, storage or release thereof) that would reasonably be foreseen to expose any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)               To the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any Subsidiary that would reasonably be foreseen to give rise to any material liability or corrective or remedial obligation of the Company or any Subsidiary under any Environmental Laws.

(c)               The Company has provided copies of all environmental audits and assessments in the Company’s possession of properties leased by the Company or any Subsidiary.

5.24          Finders’ Fees. Except as set forth on Schedule 5.24 of the Company Disclosure Schedules, with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from the Parent, the Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.25          Directors and Officers. Schedule 5.25 of the Company Disclosure Schedules sets forth a true, correct and complete list of all directors and officers of the Company and of each Subsidiary.

5.26          Certain Business Practices. Neither the Company nor any Subsidiary, nor any director, officer, or employee, nor, to the knowledge of the Company, any agent, of the Company or any Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to a Government Official or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. (“FCPA”) or (iii) made any other unlawful payment to secure any improper advantage or to obtain or retain business. Neither the Company nor any Subsidiary, nor any director, officer, or employee, nor, to the knowledge of the Company, any agent, of the Company or any Subsidiary has, in the past six years, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, Government Official or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Company Material Adverse Effect..

5.27          International Trade Matters; Anti-Bribery Compliance.

(a)               The Company currently is and, for the past five years has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the FCPA and any other equivalent or comparable Laws of other countries in which the Company has conducted and/or currently conducts business (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasure, or any other relevant Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries in which the company has conducted and/or currently conducts business (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries in which the Company has conducted and/or currently conducts business (collectively, “International Trade Control Laws”).

(b)               Neither the Company nor any Subsidiary, nor any director or officer of the Company or any Subsidiary, nor, to the knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company or any Subsidiary), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions-related lists administered by the U.S. Department of State, the U.S. Department of the Treasury, including the OFAC specially Designated Nationals List, the U.S. Department of Commerce, including the Bureau of Industry and Security’s Denied Persons List and Entity List, Her Majesty’s Treasury, including the Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria. Neither the Company, nor any director or officer, nor, to the knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company) has, in the past five (5) years, engaged in any transaction involving a Prohibited Party, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws.

(c)               to the knowledge of the Company, neither the Company nor any Subsidiary has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(d)               Neither the Company nor any Subsidiary has received written notice of, nor, to the knowledge of the Company, any of its officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws or International Trade Control Laws.

5.28       Not an Investment Company.

The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.29          Compliance with Health Care Laws and Certain Contracts.

(a)               Except as set forth on Schedule 5.29(a) of the Company Disclosure Schedules:

(i)                 the Company and each Subsidiary, including the conduct of each of their business, is and has been at all times since January 1, 2018 in compliance in all material respects with all applicable Health Care Laws;

(ii)              all data, information and representations contained in any submission to, or communications with, the FDA were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA and, to the knowledge of the Company, remain so currently. All clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the products or services and upon which the Company or any Subsidiary intends to rely in support of any application to the FDA related to product clearance or approval were conducted in substantial compliance with all applicable Laws and all Health Care Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice, Quality Systems Regulations/Good Manufacturing Practices, and the protection of human study subjects.

(iii)            all required Permits, approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Regulatory Authority and an appropriate Institutional Review Board, and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in each such study. The Company has not received any written (or, to the Knowledge of the Company, oral) notice or correspondence from the FDA or any other Authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company.

(iv)             the Company and, to the knowledge of the Company, each Subsidiary has to date developed, tested, manufactured, marketed, promoted and distributed the Company products and services in compliance in all material respects with all applicable Health Care Laws and other Laws. Neither the Company nor any Subsidiary has received notice of any, and to the knowledge of the Company, there is no Action, Proceeding, demand, demand letter, warning letter, untitled letter, FDA Form 483, Proceeding or request for information from the FDA or any Governmental Authority concerning noncompliance with Health Care Laws and other Laws with regard to promotion of products or services of the Company or any Subsidiary.

(v)               the Company and, to the knowledge of the Company, each Subsidiary has neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action to wholesalers, distributors, retailers, healthcare professionals, consumers or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, nor is the Company currently considering initiating, conducting or issuing any of the foregoing actions with respect to any Company Product. The Company has not received any written notice from the FDA or any other Authority regarding the recall or any other actions described in this subsection (v);

(vi)             (A) since January 1, 2018, neither the Company nor any Subsidiary has been charged in or, to the knowledge of the Company identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Authority under any Health Care Law and (B) to the knowledge of the Company, neither the Company nor any Subsidiary is currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;

(vii)          No Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or any Subsidiary or has been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;

(viii)        neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any of their current officers, directors, managers, employees, has engaged or is engaging, in any activities which reasonably may give cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any healthcare program defined in 42 U.S.C. §1320a-7b(f) (each, a “Health Care Program”); and

(ix)             neither the Company nor any Subsidiaries, or any of their respective Affiliates, officers, directors, or employees has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in the foregoing in this subsection (iv) took any action that could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (v) received written notice of or, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would reasonably be expected to result in a Company Material Adverse Effect, and none of the foregoing are pending or threatened in writing against the Company or any of its Subsidiaries;

(b)               As required under Law or a Contract to which the Company is a party or is otherwise bound, the Company has entered into a fully executed “business associate agreement” with (i) each customer of the Company that is a Covered Entity or Business Associate (as each term is defined under 45 CFR § 164.502) from whom the Company receives or maintains Protected Health Information, and (ii) each supplier, vendor and/or other applicable Person that has or may have access to Protected Health Information as a result of such Person’s relationship with the Company and is a Business Associate of the Company. Each “business associate agreement” contains all the terms and conditions that the Company is required to include therein under Contracts to which the Company is a party or otherwise bound, including Contracts with customers, resellers, referral partners, vendors and other Persons, and, in all material respects, in accordance with Law. Neither the Company, nor to the knowledge of the Company, any other party to any “business associate agreement” is in material breach thereof.

5.30          Insurance.

(a)               Schedule 5.30 of the Company Disclosure Schedules sets forth a true, complete and correct list of all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, Assets, employees and/or operations of the Company (collectively, the “Policies”), including in each case the applicable coverage limits, deductibles and the policy expiration dates. All Policies are of at least like character and amount as are carried by like businesses similarly situated, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)               All such Policies are in full force and effect and will not in any way be affected by or terminated or lapsed by reason of the consummation of the Transactions. The Company is not in default under any provisions of the Policies, except as would not reasonably be expected to have a Company Material Adverse Effect, and there is no claim by the Company or any other person, corporation or firm pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies; nor has the Company received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies in effect as of the date hereof.

5.31          Related Party Transactions. Schedule 5.31 of the Company Disclosure Schedules sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between January 1, 2018 and the date hereof, between the Company, on the one hand, and any current or former Affiliate of the Company on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any current or former Affiliate to the Company. Other than the Affiliate Transactions, no Stockholder or Affiliate thereof owns any right in or to any of the material Assets or properties belonging to the Company.

5.32          Privacy and Data Security.

(a)               Except as set forth on Schedule 5.32(a) of the Company Disclosure Schedules:

(i)                 The Company, and, to the knowledge of the Company, the Company’s and each Subsidiary’s officers, directors, managers, and employees to whom the Company has given access to Personal Data or Protected Health Information, are in compliance in all material respects with all applicable Privacy Laws;

(ii)              Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, since January 1, 2018, neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any contractor, agent or vendor of the Company or any Subsidiary, has experienced any loss, damage or unauthorized access, use, disclosure or modification, or any security breach of Personal Data. Protected Health Information, or “unsecured Protected Health Information” (as defined in 45 C.F.R. Part 164, Subpart D) maintained by or on behalf of the Company or any Subsidiary, in each case, requiring notification to any Governmental Authority or other Person;

(iii)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2018, to the knowledge of the Company, (i) the Company has not received any written notice of any Action from any Person, including any Governmental Authority, with respect to any violation of any Privacy Law by the Company or any Subsidiary, and (ii) neither the Company not any Subsidiary has been given written notice of any alleged criminal, civil or administrative violation of any Privacy Law. All activities conducted by the Company and each Subsidiary with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.

(iv)             Each Contract between the Company or a Subsidiary, on the one hand, and a customer of the Company or a Subsidiary, on the other hand, that relates to any Protected Health Information or Personal Data is in material compliance with applicable Privacy Laws;

(v)               The Company and its Subsidiaries have established and implemented, and, to the knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards that are designed to protect against unauthorized access, use, modification, or disclosure of (a) Sensitive Data in their possession, custody or control, and (b) the technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, network equipment, interfaces, and platforms, (collectively, the “Computer Systems”). Except as would not have a Company Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries; and

(b)               To the extent required by applicable Privacy Laws, the Company and its Subsidiaries have in place a privacy policy regarding the Company’s and its Subsidiaries’ processing of customers’ Personal Data (the “Privacy Policy”). To the knowledge of the Company, the Company is in compliance with the Privacy Policy.

5.33          No Additional Representations or Warranties. The Company, on its own behalf and on behalf of its Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives (collectively, “Representatives”), acknowledges, represents, warrants and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Parent Parties and (b) it has been furnished with or given access to such documents and information about the Parent Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

5.34          Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PARENT PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR THE ADDITIONAL DOCUMENTS, NONE OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, AND THE PARENT PARTIES HEREBY AGREE THAT THEY ARE NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY OR ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO ANY PARENT PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PARENT PARTY OR THEIR AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS  ARTICLE V OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY AFFILIATE OF THE COMPANY  OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PARENT PARTY OR ANY AFFILIATE OF A PARENT PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

The Parent Parties hereby, jointly and severally, represent and warrant to the Company that, except as (i) as set forth in the disclosure schedules delivered by the Parent Parties to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”) or (ii) disclosed in the Parent SEC Documents  (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto), each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered sections and subsections of this Article VI shall only refer to the section or subsection being referenced.

6.1              Corporate Existence and Power. Parent is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2              Corporate Authorization. The execution, delivery and performance by each of the Parent Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the each of the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of such Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound, other than with respect to the Required Parent Shareholder Approval. This Agreement has been duly executed and delivered by the Parent Parties and it constitutes, and upon their execution and delivery, the Additional Agreements (to which each of them is a party) will constitute, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms (assuming execution by the counterparties hereto and thereto), subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

6.3              Governmental Authorization. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, neither the execution, delivery nor performance by the Parent Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority other than (i) in connection with the Domestication, (ii) the filing of the Certificate of Merger in accordance with the DGCL , (iii) in respect of the applicable requirements of the HSR Act or (iv) any consents, approvals, licenses or other actions, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any Parent Party to perform or comply with on a timely basis any of its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.4              Non-Contravention. None of the execution, delivery or performance by each Parent Party of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of such Parent Party, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to such Parent Party, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of such Parent Party, or require any payment, reimbursement, consent, waiver, approval, authorization under, or result in the loss of any material benefit to which such Parent Party is or may be entitled under any provision of any Contract binding upon such Parent Party, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of such Parent Party’s material assets, in the cases of clauses (b) through (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

6.5              Finders’ Fees. Except for the Deferred Underwriting Amount and as set forth on Schedule 6.5 of the Parent Disclosure Schedules, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6              Issuance of Shares. The Domesticated Parent Common Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Parent Parties are bound, applicable Law or the Parent Parties’ Organizational Documents.

6.7              Capitalization.

(a)               Parent. The Parent is authorized to issue a maximum of 200,000,000 ordinary shares, par value $0.0001, and 1,000,000 preferred shares par value $0.0001, of which 17,250,000 Parent Ordinary Shares are issued and outstanding as of the date hereof. A total of 13,740,000 Parent Ordinary Shares are reserved for issuance with respect to the Parent Warrants. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. A total of 13,740,000 Parent Warrants are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Warrants are (i) duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound and (ii) constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares, Parent Warrants or any capital equity or other securities of Parent. There are no outstanding contractual obligations of Parent to make or provide funds in respect of any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Parent Domesticated Common Shares, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound.

(b)               Merger Sub. There are 1,000 shares, par value $0.01 per share, of Merger Sub authorized (the “Merger Sub Common Shares”), of which one (1) Merger Sub Common Share is issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Common Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Common Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to make or provide funds in respect of any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8              Information Supplied. None of the information supplied or to be supplied by any Parent Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any Parent Party or that is included in any Parent Party SEC Documents). No material information provided by any Parent Party to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the Parent public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.9              Trust Fund. As of the date of this Agreement, the Parent has at least $139,000,000 in the trust fund established by the Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. Other than in respect of the amendment contemplated by Section 8.3(k), there are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of the Parent and the Investment Management Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account. Since January 6, 2021, Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Investment Management Trust Agreement). Upon the consummation of the transactions contemplated hereby, Parent shall have no further obligation under either the Investment Management Trust Agreement or the Organizational Documents of Parent to liquidate or distribute any assets held in the Trust Account, and the Investment Management Trust Agreement shall terminate in accordance with its terms. To Parent’s knowledge, as of the date hereof, following the Effective Time, no shareholder of Parent shall be entitled to receive any amount from the Trust Fund except to the extent such shareholder is exercising a redemption of the applicable Parent Ordinary Shares in accordance with Parent’s Organizational Documents. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, no Parent Party has any reason to believe that any of the conditions to the use of funds in the Trust Fund will not be satisfied or funds available in the Trust Fund will not be available to the Parent Parties on the Closing Date.

6.10          Listing. As of the date hereof, the Parent Units, Parent Ordinary Shares and Parent Warrants are listed on the Nasdaq Capital Market, with trading symbols “VCKAU,” “VCKA,” and “VCKAW.” There is no Proceeding pending or, to the knowledge of the Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of the Parent Units, Parent Ordinary Shares or Parent Warrants on Nasdaq.

6.11          Reporting Company. Parent is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act. There is no Proceeding pending or, to Parent’s knowledge, threatened against Parent by the SEC with respect to the deregistration of the Parent Ordinary Shares, Parent Units or Parent Warrants under the Exchange Act. Parent has taken no action in an attempt to terminate the registration of the Parent Ordinary Shares, Parent Units or Parent Warrants under the Exchange Act.

6.12          No Market Manipulation. Neither the Parent Parties nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Parent Ordinary Shares to facilitate the sale or resale of the Parent Ordinary Shares or affect the price at which the Parent Ordinary Shares may be issued or resold; provided, however, that this provision shall not prevent the Parent from engaging in investor relations or public relations activities consistent with past practices.

6.13          Board Approval. Parent’s board of directors (including any required committee or subgroup of its board) and the sole director of the Merger Sub have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Parent Parties, as applicable, and (iii) solely with respect to the Parent’s board of directors, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.14          Parent SEC Documents and Financial Statements.

(a)               Parent has timely filed (taking into account all extensions of time to make any filing provided pursuant to Rule 12b-25 of the Exchange Act) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by the Parent Parties subsequent to the date of this Agreement (the “Additional Parent Parties SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.14) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent Parties SEC Documents will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and all other applicable securities laws, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent Parties SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made or will be made, as the case may be, not misleading.

(b)               The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent Parties SEC Documents (collectively, the “Parent Parties Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Parent as of the dates thereof and the results of operations of the Parent for the periods reflected therein. The Parent Parties Financial Statements (i) were prepared from the Books and Records of the Parent; and (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied.

(c)               Except as specifically disclosed, reflected or fully reserved against in the Parent Parties Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the Parent’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Parent. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Parent Parties Financial Statements.

(d)               There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. None of the Parent Parties has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)               Each of the Parent Parties has complied in all material respects with all applicable listing and corporate governance rules and regulations. The books of account, minute books and transfer ledgers and other similar Books and Records of Parent have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(f)                There are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing SEC review or investigation as of the date hereof.

(g)               To the knowledge of Parent, each director and executive officer of Parent has timely filed with the SEC all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(h)               Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) reasonably designed to ensure that all material information concerning Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(i)                 Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with U.S. GAAP and to maintain accountability for Parent’s assets.

(j)                 Since the formation of Parent, except as disclosed in Parent SEC Documents, neither Parent (including, to the knowledge of Parent, any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any Fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(k)               As of the date hereof, the Outstanding Parent Expense Amount does not exceed the amount set forth in Schedule 6.14(j) of the Parent Disclosure Schedules

6.15          Absence of Changes. Since September 30, 2021, except as set forth on Schedule 6.15 of the Parent Disclosure Schedules or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) Parent has conducted its business in the ordinary course consistent with past practices in all material respects; (b) there has not been any Company Material Adverse Effect; (c) no Parent Party has taken any action nor has any event occurred which would have violated the covenants of the Company set forth in clauses (i)-(xiii) of Section 7.2 if such action had been taken or such event had occurred between the date hereof and the Closing Date.

6.16          Litigation. There is no Action (or any basis therefor) pending against any Parent Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Parent Parties. No Parent Party is, or has previously been, to the knowledge of the Parent Parties, subject to any Proceeding with any Governmental Authority.

6.17          Compliance with Laws. No Parent Party is in violation of, has violated, or is under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, nor, to the knowledge of the Parent Parties, is there any basis for any such charge and no Parent Party has previously received any subpoenas by any Governmental Authority.

6.18          Money Laundering Laws. The operations of the Parent Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Parent Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent Parties, threatened.

6.19          OFAC. Neither the Parent Parties, nor any director or officer of the Parent Parties (nor, to the knowledge of the Parent Parties, any agent, employee, affiliate or Person acting on behalf of the Parent Parties) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the Parent Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.20          Not an Investment Company. The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.21          Tax Matters.

(a)               Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Party has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Parent Parties, threatened, with respect to Taxes of the Parent Parties or for which a Lien may be imposed upon any of the Parent Parties’ assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Parent Parties for which a Lien may be imposed on any of the Parent Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the Parent Parties, the Parent Parties have complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchase Parties; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Parent Parties; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Parent Parties; (xi) within the last three years, no claim has been made by a Taxing Authority in a jurisdiction where the Parent Parties have not paid any tax or filed Tax Returns, asserting that the any of the Parent Parties is or may be subject to Tax in such jurisdiction; (xii) no Parent Party is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) neither Parent Party is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Parent Parties.

(b)               The unpaid Taxes of the Parent Parties for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent Parties in filing its Tax Return.

(c)               Neither Parent Party has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither Parent Party has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d)               Parent has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of Parent.

Notwithstanding any other provision of this Agreement to the contrary, (i) the representations and warranties set forth in this Section 6.21 shall constitute the sole and exclusive representations and warranties made in this Agreement with respect to Tax matters of Parent and (ii) no representation or warranty is made in this Agreement with respect to Taxes of Parent for any taxable period (or portion thereof) beginning after the Closing Date or the existence, availability, amount, usability or limitation of any net operating loss, Tax basis, or other Tax attribute of Parent after the Closing Date.

6.22          Contracts. Schedule 6.22 of the Parent Disclosure Schedules lists all material Contracts, oral or written to which any of the Parent Parties is a party or by which any of the Parent Parties’ assets is bound as of the date hereof, other than those Contracts that are included in the Parent SEC Documents and are available in full without redaction on the SEC’s website through EDGAR.

6.23          Investigation. Each Parent Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries and (b) it has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

6.24          Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE ADDITIONAL AGREEMENTS, NONE OF THE PARENT PARTIES, ANY AFFILIATE OF A PARENT PARTY OR ANY OTHER PERSON MAKES, AND THE PARENT PARTIES EXPRESSLY DISCLAIM, AND THE COMPANY HEREBY AGREE THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE PARENT PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE PARENT PARTIES BY THE MANAGEMENT OF THE PARENT PARTIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ITS AFFILIATES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE ADDITIONAL AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE PARENT PARTIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE PARENT PARTIES, ANY AFFILIATE OF THE PARENT PARTIES  OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE VII
COVENANTS

7.1              Conduct of the Business of the Company. From the date hereof through the Closing Date, the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Additional Agreements or required by Law or Pandemic Measures or as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use commercially reasonable efforts (a) to conduct their respective business only in the ordinary course, consistent with past practices, and (b) to preserve substantially intact their material business relationships with clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, without the written consent of Parent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company and that it shall not, except as otherwise explicitly contemplated by this Agreement or the Additional Agreements, required by Law or Pandemic Measures or as set forth in Section 7.1 of the Company Disclosure Schedules:

(i)              materially amend, modify or supplement its Organizational Documents;

(ii)            amend, waive any provision of, or terminate prior to its scheduled expiration date, any Material Contract in Schedule 5.13(a)(i) of the Company Disclosure Schedules or any other Contract or any rights thereunder that involve payments or receipts in excess of $200,000;

(iii)            make any capital expenditures in excess of $300,000 (individually or in the aggregate);

(iv)           sell, lease, license or otherwise dispose of any of its assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, or (iii) not exceeding $300,000 in the aggregate;

(v)             pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, share capital or other equity interests;

(vi)           effectuate any salary increase of more than 10% for any employee making an annual salary equal to or greater than $200,000 in the aggregate on an annual basis or effectuate any change to its existing bonus or profit sharing policies;

(vii)          obtain or incur any loans or other Indebtedness in excess of $15,000,000 in the aggregate, including in respect of (i) drawings under that certain Credit and Security Agreement, by and between Scilex Pharmaceuticals Inc. and CNH Finance Fund I, L.P., dated as of December 14, 2020, as amended or restated from time to time, and (ii) intercompany loans, advances or other debt or funding from Sorrento to the Company or any of its Subsidiaries;

(viii)        (A) merge or consolidate with any other Person or (B) acquire  any corporation, partnership, association or other business entity or organization or division thereof;

(ix)            make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(x)             extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $20,000;

(xi)            issue, redeem or repurchase any capital stock or shares, membership interests or other securities (other than those certain senior secured notes due 2026), or issue any securities exchangeable for or convertible into any share or any shares of its capital stock, other than the issuance of Company Common Shares upon the exercise or conversion of any Company Options;

(xii)          make or change any material Tax election or change any annual Tax accounting periods; or

(xiii)          undertake any legally binding obligation to do any of the actions set forth the foregoing clauses (i)-(xii).

7.2              Conduct of the Business of the Parent Parties. From the date hereof through the Closing Date, Parent shall not, and shall cause the Merger Sub not to, except as otherwise explicitly contemplated by this Agreement (including the Domestication) or the Additional Agreements or required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(i)              except in connection with any Extension Amendment, amend, modify or supplement its Organizational Documents;

(ii)             pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, share capital or other equity interests;

(iii)            reclassify, split, combine or subdivide any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(iv)            obtain or incur any loan or other Indebtedness other than to finance Parent expenses which Indebtedness shall not exceed (i) $250,000 in the aggregate or (ii) in the event that an Extension Amendment is in effect, $1,750,000;

(v)            (A) merge or consolidate with any other Person or (B) acquire  any corporation, partnership, association or other business entity or organization or division thereof;

(vi)           make any change in its accounting principles other than in accordance with the applicable accounting policies;

(vii)          extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $25,000;

(viii)        make or change any material Tax election or change any annual Tax accounting periods;

(ix)             enter into, renew, modify or revise any contract with any current or former Affiliate of Parent;

(x)               create any Subsidiary;

(xi)             except as set forth on Schedule 7.2(xi) of the Parent Disclosure Schedules, enter into any new Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xii)          except as set forth on Schedule 7.2(xii) of the Parent Disclosure Schedules, issue, redeem, repurchase or otherwise acquire any capital stock, share capital, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock, or enter into any agreement with respect to the voting of its capital stock or share capital; or

(xiii)        undertake any legally binding obligation to do any of the actions set forth the foregoing clauses (i)-(xii).

7.3              Alternative Transactions. From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article IX and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the Parent Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) solicit, initiate, engage or participate in, or knowingly encourage or facilitate, negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or to the Company’s or Parent’s knowledge, as applicable, is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean (other than the transactions contemplated by this Agreement) (A) with respect to the Company: (1) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases the Company, including through merger, consolidation, share exchange, business combination, amalgamation, recapitalization, other similar transaction, (2) any sale, exchange, transfer or other disposition of 25% or more of the total assets of the Company or any class or series of the share capital or capital stock or other equity interests of the Company in a single transaction or series of related transactions that, if consummated, would result in any other Person owning 25% or more of any class of equity or voting securities of the Company; or (B) with respect to the Parent Parties, any “Business Combination” as such term is defined in Parent’s Organizational Documents.

7.4              Access to Information. From the date hereof until and including the Closing Date, the Company and the Parent Parties shall, to the best of their abilities upon reasonable advance notice, (a) continue to give each other party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company or the Parent Parties as such Persons may reasonably request and (c) cause its respective employees, legal counsel, accountants and representatives to reasonably cooperate with the other party in such other party’s investigation of its business; provided, however, that no investigation pursuant to this Section 7.4 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Parent Parties and, provided further, that any investigation pursuant to this Section 7.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Parent Parties. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) jeopardize protections afforded under attorney client privilege, work product doctrine or similar privilege rights, (ii) violate any contract to which it is a party or to which it is subject, duty of confidentiality or applicable Law, provided, however, that the non-disclosing party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted.

7.5              Notice of Certain Events. During the period of time beginning on the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article IX, promptly upon becoming aware thereof, (i) the Company shall promptly notify Parent (A) of the occurrence of any change, event, effect or occurrence which constitutes, or might reasonably be expected to constitute, a Company Material Adverse Effect and (B) any Action to which it is a party that, if adversely determined would prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) Parent shall promptly notify the Company (A) of the occurrence of any change, event, effect or occurrence which constitutes, or might reasonably be expected to constitute, a Parent Material Adverse Effect and (B) any Action to which any Parent Party is a party that, if adversely determined, would prevent, materially delay or materially impede the ability of any Parent Party to consummate the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 7.5 shall in no circumstance be deemed to (i) modify the representations, warranties, covenants or agreements hereunder of the party delivering such notice; (ii) modify any of the conditions set forth in Article VIII; or (iii) cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or any Additional Agreement or failure to satisfy any condition set forth in Article VIII.

7.6              SEC Filings.

(a)               The parties acknowledge that:

(i)                 Parent’s and the Company’s stockholders must approve the transactions contemplated by this Agreement prior to the Merger contemplated hereby being consummated and that, in connection with such approval, Parent must call a special meeting of its shareholders requiring Parent to prepare and file with the SEC a Registration Statement on Form S-4 which will contain a Proxy Statement/Prospectus;

(ii)              the Parent Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)            the Parent Parties will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)               The Parent Parties shall keep current and timely file all reports, statements and schedules required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws. In connection with any filing the Parent Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts (subject to applicable Law) to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts (subject to applicable Law) to (i) cooperate with the Parent Parties, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by the Parent Parties in connection with any filing with the SEC.

(c)               Company Cooperation. The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s shareholders with respect to the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to (subject to applicable Law) as promptly as reasonably practical provide the Parent Parties with such information as shall be reasonably requested by the Parent Parties for inclusion in or attachment to the Proxy Statement/Prospectus, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Stockholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement/Prospectus and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall cause its managers, directors, officers and employees to be reasonably available during regular business hours to the Parent Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company).

7.7              Financial Information.

(a)               The Company shall use its commercially reasonable efforts to deliver to the Parent Parties, on or before March 31, 2022, audited financial statements of the Company as of and for the years ended December 31, 2020 and 2021, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “Audited 2020/2021 Financial Statements”). The Audited 2020/2021 Financial Statements shall, among other things, be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Audited 2020/2021 Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects (except as may be specifically indicated in the notes thereto), the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company will provide additional financial information as reasonably requested by the Parent Parties for inclusion in any filings to be made by the Parent Parties with the SEC. If reasonably requested by the Parent Parties, the Company shall use its reasonable best efforts to cause such information reviewed or audited by the Company’s auditors.

(b)               The parties hereto shall use their reasonable best efforts to cooperate with each other in connection with the preparation of customary pro forma financial statements that are required to be included in the Proxy Statement/Prospectus. Without limiting the foregoing, the Parties shall (i) reasonably assist the other parties in causing to be prepared in a timely manner any financial information or statements (including customary pro forma financial statements) that involve financial information or statements of Parent or the Company as the case may be and that are required to be included in the Proxy Statement/Prospectus and (ii) obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

7.8              Annual and Interim Financial Statements. From the date hereof through the Closing Date, within fifty (50) calendar days following the end of each three-month quarterly period, the Company shall deliver to Parent Parties, for the first three quarters of the year, unaudited reviewed quarterly financial statements of the Company. The Company shall also, as soon as reasonably practicable after receipt by the Company thereof, deliver to the Parent Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

7.9              Company Review. At a reasonable time prior to the filing, issuance, or other submission or public disclosure of any statement, filing, notice, application, press release or other document made by or on behalf of the Parent Parties to any Governmental Authority or other third party in connection with the transactions contemplated by this Agreement, including the Proxy Statement/Prospectus, and amendment or supplement thereto and any other filing with the SEC, or the submission of responses to comments from the SEC or its staff in connection therewith, the Company and its counsel shall be given a reasonable opportunity to review and comment upon such document or response and give its written consent to the form thereof prior to filing, issuance, submission or disclosure thereof. Furthermore, the Parent Parties shall consider the comments of the Company or its counsel in good faith and cooperate and mutually agree upon any response to any SEC comments on any such document. The Parent Parties shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent to any written or oral comments received from the SEC or its staff.

7.10          Nasdaq Listing. Parent shall use its reasonable best efforts to cause (i) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (ii) Parent to satisfy all applicable initial and continuing listing requirements of Nasdaq and (iii) the Domesticated Parent Common Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

7.11          Section 16 Matters. Prior to the Effective Time, Parent’s board of directors, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Domesticated Parent Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) pursuant to this Agreement (and the other agreements contemplated hereby), by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.12          Trust Account. Subject to the satisfaction or valid waiver of the conditions in Article VIII, the Parent Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed at Closing in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to holders of Parent Ordinary Shares who shall have validly redeemed their Parent Ordinary Shares upon acceptance by Parent of such Parent Ordinary Shares, (ii) the expenses of the Company and the Parent Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) following the payment of any amounts required pursuant to the preceding clauses (i) through (iii), the remaining monies in the Trust Account to the Parent Parties. The Parent Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.13          Directors’ and Officers’ Indemnification and Insurance.

(a)               The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent Parties and the Company and each of its Subsidiaries who are currently covered by Parent’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Parent Parties in effect on the date hereof and disclosed in Schedule 7.13(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Parent shall cause the Organizational Documents of Parent and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to the D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Parent Parties and the Company, as applicable, to the extent permitted by applicable Law. The provisions of this Section 7.13 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)               For a period of six (6) years from the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Persons on terms not less favorable than the terms of the current directors’ and officers’ liability insurance policies under which each such Person is currently covered, provided however, Parent may instead cause coverage to be extended under the applicable existing policy by obtaining a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the applicable existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other Parent Parties to honor all obligations thereunder.

7.14          Registration Rights. Prior to the Closing, the Company shall use commercially reasonable efforts to cause Sorrento to enter into the Registration Rights Agreement.

7.15          “Blank-Check Company”. In addition to, and not in limitation of, the restrictions set forth in Section 7.2, from the date hereof through the Effective Time, the Parent shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby.

7.16          Certain Consents. The Company shall use its commercially reasonable efforts to obtain each required third party consent set forth in Schedule 7.16 to the transactions contemplated by this Agreement as promptly as reasonably practicable hereafter.

7.17          Reasonable Best Efforts; Support of Transaction. Subject to the terms and conditions of this Agreement (the obligations of which, for the avoidance of doubt, shall control to the extent of any conflict with the succeeding provisions of this Section 7.17), (i) each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including the satisfaction (but not waiver) of the closing conditions set forth in Article VIII. In furtherance thereof, the parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

7.18          HSR Act; Other Filings.

(a)               To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly (and in connection with any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)               Each party hereto shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated hereby under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the transactions contemplated hereby; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.

(c)               No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.19          Tax Matters.

(a)               Tax Opinions. If, in connection with the preparation and filing of the Registration Statement and Proxy Statement/Prospectus, the SEC requires that tax opinions be prepared and submitted, Parent, Merger Sub, and/or the Company shall deliver to Paul Hastings LLP and/or Loeb & Loeb LLP, respectively, customary Tax representation letters satisfactory to such counsel, dated and executed as of the date the Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement and Proxy Statement/Prospectus.

(b)               Tax Matters Cooperation. Each of the parties hereto shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party hereto, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)               Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger, and the other transactions contemplated hereby shall be borne by Parent, which shall file all necessary Tax Returns with respect to all such Taxes and timely pay (or cause to be timely paid) to the applicable Governmental Authority such Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.

(d)               Parent shall retain all Books and Records with respect to Tax matters of the Company for Pre-Closing Periods for at least seven (7) years following the Closing Date and shall abide by all record retention agreements entered into by or with respect to the Company with any Taxing Authority.

7.20          Compliance with SPAC Agreements. The Parent Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of January 6, 2021 by and between Parent and the investors named therein.

7.21          Company Stockholder Approval. Following the Registration Statement being declared effective under the Securities Act, the Company shall use its reasonable best efforts to obtain and deliver to Parent, a written consent of the Stockholders constituting the Requisite Company Vote (the “Company Stockholder Written Consent”).

7.22          Parent Special Meeting; Form S-4.

(a)               As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (i) the Domesticated Parent Common Shares, the Domesticated Parent Warrants and the Domesticated Parent Units to be issued upon the conversion of the issued and outstanding Parent Ordinary Shares, Parent Warrants and Parent Units, respectively, pursuant to the Domestication and (ii) the other Domesticated Parent Common Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus. The Registration Statement shall include a proxy statement of Parent as well as a prospectus for the offering of shares to Stockholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the final IPO prospectus of the Parent, dated January 6, 2021 (the “Prospectus”) to have their Parent Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Shareholder Approval Matters (as defined below). The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Merger, by the holders of Parent Common Shares in accordance with Parent Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the Parent Certificate of Incorporation and the Parent Bylaws in connection with the Domestication, (iii) adoption of the Parent Incentive Plan, (iv) adoption of the ESPP, (v) election of the directors of Parent, (vi) the adoption and approval of the issuance of the Domesticated Parent Common Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements, (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement/Prospectus or in correspondence related thereto, (viii) such other matters as the Company and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement, and (ix) approval to adjourn the Parent Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the approvals described in foregoing clauses (i) through (ix), collectively, the “Parent Shareholder Approval Matters”). Without the prior written consent of the Company, the Parent Shareholder Approval Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s shareholders at the Parent Special Meeting. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) Parent’s board of director’s recommendation that the Parent shareholders vote in favor of the adoption of the Parent Shareholder Approval Matters. The Parent Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on and approve in writing the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the same with the SEC.

(b)               The Company shall provide the Parent Parties with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors. The Parent Parties shall provide such information concerning each Parent Parties and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Parent Parties shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not materially misleading.

(c)               Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby.

(d)               Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent shall cause the Registration Statement as so amended or supplemented, which is mutually agreed upon by Parent and the Company, to be filed with the SEC and to be disseminated to the holders of shares of Parent Ordinary Shares pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents and the Company Organizational Documents. Each of the Company and Parent shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Parent or the Company receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(e)               Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement/Prospectus, and responding in a timely manner to comments from the SEC. The Parent Parties shall cause the Proxy Statement/Prospectus to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Organizational Documents.

(f)                Parent shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Proxy Statement/Prospectus or the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any Proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Prospectus or for additional information and Parent and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(g)               As promptly as reasonably practicable following the time at which the Proxy Statement/Prospectus is declared effective under the Securities Act, Parent shall (i) establish the record date for, duly call, give notice of and (ii) duly convene and hold the Parent Special Meeting. Parent may postpone or adjourn the Parent Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent’s shareholders’ approval, (ii) due to the absence of a quorum or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Parent has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent’s shareholders prior to the Parent Special Meeting; provided that, without the consent of the Company, in no event shall Parent adjourn the Parent Special Meeting for more than 15 Business Days later than the most recently adjourned meeting or a date that is beyond the Outside Date.

7.23          Confidentiality. Except as necessary to complete the Proxy Statement/Prospectus, the Company, on the one hand, and the Parent Parties, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information, but in no event less than reasonable care. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement/Prospectus.

7.24          Equity Incentive Plan and ESPP. Prior to the Effective Time, Parent shall adopt and approve the (a) Parent Incentive Plan, with a share reserve equal to ten percent (10%) of the issued and outstanding shares of Purchaser as of immediately following the Effective Time, and (b) the ESPP, with a share reserve equal to one percent (1%) of the issued and outstanding shares of Purchaser as of immediately following the Effective Time.

7.25          Certain Compensation Arrangements. Parent hereby acknowledges the compensation arrangements set forth on Schedule 7.25 of the Company Disclosure Schedules, which arrangements shall become effective as of the Closing, subject to necessary approvals; provided that the actual grant of the equity awards included in any such arrangements may be deferred until after Parent has filed its first Registration Statement on Form S-8 following the Closing.

7.26          Extension Proposal.

(a)               In the event that it is reasonably determined by Parent and the Company on May 11, 2022 (or such other date that is agreed to in writing by Parent and the Company) that it is reasonably likely that the Merger will not be consummated by July 10, 2022, then upon the written request of Parent or the Company to the other party, then Parent and the Company (i) shall reasonably cooperate with respect to the preparation, filing and mailing of a proxy statement and any other materials necessary to solicit proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent to be called and held for purpose of such vote, in favor of (A) amending Parent’s Organizational Documents (such amendment, the “Extension Amendment”) to extend the final date in respect of which Parent must consummate a Business Combination thereunder to the date that that is six (6) months following delivery of the Audited 2020/2021 Financial Statements to the Parent Parties pursuant to Section 7.8 or such other date that is mutually agreed to by the Company and Parent in writing (the “Extension Date”) and (B) such other matters as the Company and Parent shall mutually determine to be necessary or appropriate in order to effect the Extension Amendment; and (ii) execute and deliver such other documents and take such other actions, as may reasonably be necessary to effectuate the Extension Amendment. Notwithstanding anything to the contrary, the right to make a written request pursuant to the preceding sentence shall not be available to a party if the potential failure of the Merger to be consummated by July 10. 2022 was due to such party’s breach of or failure to perform any of its covenants or agreements set forth in this Agreement.

(b)               As promptly as reasonably practicable following the time at which the proxy statement contemplated by Section 7.26(a) is cleared by the SEC, Parent shall (i) establish the record date for, duly call, give notice of and (ii) duly convene and hold the applicable extraordinary general meeting.

7.27          Interim Financing. Parent and the Company shall use their commercially reasonable efforts to assure that, as mutually determined by Parent and the Company, Parent will have sufficient funds at the Closing to pay the Outstanding Parent Expense Amount and the Outstanding Company Expense Amount in full. Such efforts may include, without limitation, obtaining a backstop, put, forward contract, debt, equity or convertible financing, or other similar arrangement, in each case, on terms that are mutually agreed to by Parent and the Company.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1              Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)               There shall be no Order, statute, rule or regulations enjoining or prohibiting the consummation of the consummation of the Merger; provided, that the Governmental Authority issuing such Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

(b)               The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c)               The Parent Shareholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent’s Organizational Documents and applicable Law (the “Required Parent Shareholder Approval”).

(d)               The Company Stockholder Written Consent shall have been obtained.

(e)               All required filings under the HSR Act, and other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

8.2              Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Parent Parties’ sole and absolute discretion, of all the following further conditions:

(a)               The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b)               All of the representations and warranties of the Company contained in Article V disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement, and (ii) be true and correct as of the Closing Date (other than, in each case, if the representations and warranties that speak as of a specific date, then such representations and warranties need only to be true and correct as of such date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c)               Since the Signing Date, no Company Material Adverse Effect has occurred that is continuing, regardless of whether it involved a known risk.

(d)               The Parent Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying the satisfaction of the conditions set forth in clauses (a) through (c) of this Section 8.2.

(e)               The Parent Parties shall have received (i) a copy of the Organizational Documents of the Company as in effect as of the Closing Date, (ii) copies of (A) resolutions duly adopted by the board of directors of the Company authorizing this Agreement and the transactions contemplated hereby and (B) the Company Stockholder Written Consent, and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company from the Delaware Secretary of State.

(f)                The Parent Parties shall have received a copy of each of the Additional Agreements to which the Company is a party, duly executed by the Company and by all other parties thereto, and each such Additional Agreement shall be in full force and effect.

(g)               Sorrento shall have executed the Registration Rights Agreement.

8.3              Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)               The Parent Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b)               All of the representations and warranties of the Parent Parties contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Parent Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (other than in each case except for representation and warranties that speak as of a specific date, in which case such representations and warranties need only to be true and correct as of such), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

(c)               Since the date of this Agreement, no Parent Material Adverse Effect has occurred that is continuing, regardless of whether it involved a known risk.

(d)               The Company shall have received a certificate signed by an authorized officer of Parent Parties certifying the satisfaction of the conditions set forth in clauses (a) through (c) of this Section 8.3.

(e)               From the date hereof until the Closing, the Parent Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Parent Parties.

(f)                Each of the Parent Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.

(g)               The directors designated by the Company shall have been appointed to the board of directors of the Parent, effective as of the Closing.

(h)               Parent shall remain listed on Nasdaq and the additional listing application for the Domesticated Parent Common Shares issued in connection with the Merger and the initial listing application in connection with the transactions contemplated by this Agreement shall have been approved by Nasdaq. As of the Closing Date, Parent shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq initial or continued listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(i)                 After giving effect to the transactions contemplated hereby, Parent shall have at least $5,000,001 in net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(j)                 The Domestication shall have been completed as provided in Section 2.1 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(k)               The Investment Management Trust Agreement shall have been amended solely to the extent necessary to enable the intended effects of the Amended Underwriting Agreement without breach of, or other conflict with, the Investment Management Trust Agreement as so amended.

ARTICLE IX
TERMINATION

9.1              Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)               by the mutual written consent of the Company and Parent;

(b)               by Parent, if any of the representations or warranties of the Company set forth in Article V shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Parent Parties) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to the Company; provided, however that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if any Parent Party is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(c)               by the Company, if any of the representations or warranties of any Parent Party set forth in Article VI shall not be true and correct, or if any Parent Party has failed to perform any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to Parent; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d)               by either the Company or Parent:

(i)                 on or after July 11, 2022 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided that if an Extension Amendment shall be in effect, the Outside Date shall be the Extension Date; or

(ii)              if any Order having the effect set forth in Section 8.1(a) shall be in effect and shall have become final and non-appealable;

(e)               by the Company if any of the Parent Shareholder Approval Matters (other than the Parent Shareholder Approval Matters described in Section 7.22(a)) shall fail to receive the Required Parent Shareholder Approval at the Parent Special Meeting (unless such Parent Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(f)                by Parent if the Company Stockholder Written Consent shall not have been obtained within five (5) Business Days following the Registration Statement being declared effective by the SEC, provided that the termination right under this Section 9.1(f) shall be of no further force or effect if the Company Written Stockholder Consent is delivered to the Parent Parties prior to the termination of this Agreement (even if after the five (5) Business Day period provided above); or

(g)               by Parent, in the event that the Audited 2020/2021 Financial Statements have not been delivered to the Parent Parties on or before March 31, 2022 and remain undelivered prior to the termination of this Agreement pursuant to this Section 9.1(g).

9.2              Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (other than termination pursuant to Section 9.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Article X and this Section 9.2), and there shall be no Liability on the part of any Parent Party or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any party from Liability for any Fraud or Willful Breach.

ARTICLE X

MISCELLANEOUS

10.1          Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Scilex Holding Company
960 San Antonio Road
Palo Alto, CA 94303
Email: jshah@scilexpharma.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP
1117 S. California Avenue

Palo Alto, CA 94304
Attention: Jeffrey T. Hartlin, Esq.

Email: jeffhartlin@paulhastings.com

if to any Parent Party

:

Vickers Vantage Corp. I
85 Broad Street, 16th Floor

New York, NY 10004
Attn: Jeffrey Chi, CEO
Email: jeff.chi@vickersventure.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Mitchell Nussbaum
Email: mnussbaum@loeb.com

10.2          Amendments; No Waivers; Remedies.

(a)               This Agreement cannot be amended, except by a writing signed by each of the Parent Parties and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)               Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

10.3          Nonsurvival of Representations. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing and (b) this Section 10.3.

10.4          Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

10.5          Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their reasonable best efforts to cause a mutually agreeable release or public disclosure to be issued.

10.6          Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided however that at the Closing, all of Parent’s and the Company’s unpaid Transaction Expenses shall be paid pursuant to Section 4.5(b).

10.7          No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

10.8          Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

10.9          Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

10.10      Entire Agreement. This Agreement together with the Additional Agreements, the Company Disclosure Schedules and the Parent Disclosure Schedules, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

10.11      Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

10.12      Construction of Certain Terms and References; Captions. In this Agreement:

(a)               References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)               The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)               Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)               Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e)               If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)                Captions are not a part of this Agreement, but are included for convenience, only.

(g)               For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual knowledge of Jaisim Shah and Dmitri Lissin, after due inquiry.

10.13      Further Assurances. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

10.14      Third Party Beneficiaries. Except as set forth in Section 7.11 and Section 10.20, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

10.15      Waiver. The Company has read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent.

10.16      Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Fraud:

(a)               Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named parties hereto; and

(b)               except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Parent or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.17      Jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.17.

10.18      Waiver of Jury Trial; Exemplary Damages.

(a)               THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)               Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

10.19      Company and Parent Disclosure Schedules. The Company Disclosure Schedules and the Parent Disclosure Schedules (collectively, “Disclosure Schedules”) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules and/or the Parent Disclosure Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules or any schedule thereof, with a reference to any corresponding section of this Agreement or schedule of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or schedules of the applicable Disclosure Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or schedule of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

10.20      Conflicts and Privilege.

(a)               Each of the parties hereto, on its own behalf and on behalf of its Representatives (including, after the Closing, the Surviving Corporation), hereby agree that, in the event that a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsors, the stockholders or holders of other equity securities of Parent or the Sponsors and/or or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Parent Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Company Group, on the other hand, any legal counsel, including L&L, that represented Parent and/or the Sponsors prior to the Closing may represent the Sponsors and/or any other member of the Parent Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsors. Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsors and/or any other member of the Parent Group, on the one hand, and L&L, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the Parent Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Parent or the Sponsors under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b)               Parent and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity securities of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Parent Group, on the other hand, any legal counsel, including Paul Hastings LLP (“PH”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and PH, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Parent prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent: VICKERS VANTAGE CORP. I

By:	/s/ Jeffrey Chi
Name: Jeffrey Chi
Title: Chief Executive Officer

Merger Sub:

VANTAGE MERGER SUB INC.

By:	/s/ Chris Ho
Name: Chris Ho
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer

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